Exhibit 10.12
AMENDMENT NO. 1 TO
DATA SERVICES AND LICENSE AGREEMENT
Reference is made to the Data Services and License Agreement (the “Agreement”), effective as of January 26, 2022, by and between Life360, Inc., a Delaware corporation (“Life360”), and Placer Labs Inc., a Delaware corporation (“Placer”). Unless otherwise defined, capitalized terms herein have the same meaning as in the Agreement.

This AMENDMENT NO. 1 TO DATA SERVICES AND LICENSE AGREEMENT
(this “Amendment”) is entered into by and between the parties as of June 8, 2022.

WHEREAS: The parties have been operating under the Agreement, and now desire to amend and modify certain provisions therein.

NOW, THEREFORE: Notwithstanding any other provisions in the Agreement, the parties agree, and the Agreement is accordingly amended and modified, as follows:

1.Section 2(f) of Attachment A of the Agreement is amended to add the following sub-sections (ii) and (iii):

2(f)(ii) For clarity, Placer shall not sell, disclose or make available to third parties any Aggregated Data derived or generated, in whole or in part, from the processing of Further Obfuscated DPS Output Data pertaining to any point of interest or other location with fewer than 50 unique devices. For further clarity, Placer represents that each “dot” or heatmap displayed on the Placer dashboard, including route beginning and end points, is displayed in an approximate and randomized location on a map segment such that it shall never represent the actual location of any individual-level device.

2(f)(iii) Placer shall take reasonable steps to not display, disclose or make available to third parties, and shall prohibit clients from querying, Aggregate Data insights associated with sensitive points of interest (“Sensitive POI”), which shall include at a minimum, the following types of locations: abortion clinics, K-12 schools, military facilities, religious facilities or places of worship. The Parties agree to work collaboratively and in good faith to update the Sensitive POI categories and locations and suppression methodology as needed to address changing consumer attitudes and trends, actual or perceived privacy or security risks, and technological improvements and capabilities.

2.In the event of any conflict between the Agreement and this Amendment, the provisions in this Amendment shall control. In all other respects, the Agreement shall remain in full force and effect.

3.This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without reference to conflicts of laws principles that would require the application of the laws of a different jurisdiction.

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4.This Amendment may be executed in counterparts, each of which will be considered an original and all of which together will constitute the same instrument, and may be executed by facsimile or electronic signature.

“Placer”    “Life360”

Placer Labs Inc.    Life360, Inc.

By:         By:

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